Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2017

- Revenue for Second Quarter of Fiscal 2018 was $269 million -
- Company Reduced Used Equipment Inventory During the First Six Months of Fiscal 2018 by $25 million or 15.6% -
- Company Updates Full Year 2018 Modeling Assumptions -

West Fargo, ND – August 31, 2017 – Titan Machinery Inc. (Nasdaq: TITN), a leading global dealership with a network of full-service agricultural and construction stores, today reported financial results for the fiscal second quarter ended July 31, 2017.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Second quarter financial results reflect improvements in gross margins, operating expenses and interest expense. While our overall pre-tax results have not improved due to the restructuring costs that we have incurred, our adjusted pre-tax results, which are exclusive of restructuring charges, have improved in all three of our operating segments, Agriculture, Construction and International. We believe the Agriculture equipment inventory environment continues to stabilize as we improved our equipment margins, while also reducing used equipment inventory for the tenth straight quarter. Operating expenses improved year over year, however they did not decrease at the rate and to the level we initially projected. We completed nearly all of our restructuring efforts in August and now believe we will achieve an approximate annual expense reduction of $20 million compared to the previously expected $25 million. The two primary reasons for the less-than-anticipated savings are higher expenses in our International segment due to materially higher revenues and a stronger Euro and lower restructuring savings in our Agriculture and Construction operations resulting from our decision to commit more resources to customer support to continue to provide the leading customer experience in our industry and grow customer loyalty through down markets. The extent and the timing of these reductions will result in approximately $200 million of operating expenses, exclusive of restructuring costs, for our current fiscal year."

Fiscal 2018 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2018, revenue was $268.9 million, compared to $278.3 million in the second quarter last year. Equipment sales were $167.9 million for the second quarter of fiscal 2018, compared to $173.3 million in the second quarter last year. Parts sales were $55.6 million for the second quarter of fiscal 2018, compared to $58.3 million in the second quarter last year. Revenue generated from service was $30.5 million for the second quarter of fiscal 2018, compared to $31.3 million in the second quarter last year. Revenue from rental and other was $14.9 million for the second quarter of fiscal 2018, compared to $15.4 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2018 was $52.8 million, compared to $52.9 million in the second quarter last year. The Company’s gross profit margin was 19.6% in the second quarter of fiscal 2018, compared to 19.0% in the second quarter last year. Gross profit from parts, service and rental and other for the second quarter of fiscal 2018 was 75.1% of overall gross profit, compared to 76.6% in the second quarter last year.

Operating expenses decreased by $1.0 million to $50.5 million, or 18.7% of revenue, for the second quarter of fiscal 2018, compared to $51.5 million, or 18.5% of revenue, for the second quarter of last year. Restructuring efforts that were completed early in the third quarter of fiscal 2018 are expected to continue to reduce operating expenses on a going forward basis.

Floorplan interest expense was $2.2 million for the second quarter of fiscal 2018, compared to $3.8 million in the second quarter of last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the second quarter of fiscal 2018. Other interest expense was $2.5 million for the second quarter of fiscal 2018, compared to $2.8 million in the second quarter of last year.

Restructuring costs were $5.5 million for the second quarter of fiscal 2018. The restructuring costs recognized in the second quarter of fiscal 2018 are the result of the Company's restructuring plan announced on February 9, 2017 to consolidate certain dealership locations and to implement a reorganization of its operating structure. The Company closed one Construction location during the fourth quarter ended January 31, 2017 and closed 14 Agriculture locations during the first half of fiscal 2018. The restructuring plan is expected to result in a significant reduction in expenses while allowing the Company to continue to provide a leading level of service to its customers. The non-recurring pre-tax costs associated with this restructuring plan, consisting primarily of lease termination costs and termination benefits, are estimated to be an additional $4.0 million for the second half of fiscal 2018.

In the second quarter of fiscal 2018, net loss including noncontrolling interest was $5.2 million, or loss per diluted share of $0.24, compared to a net loss including noncontrolling interest of $2.7 million, or loss per diluted share of $0.12 for the second quarter of last year.

On an adjusted basis, net loss including noncontrolling interest for the second quarter of fiscal 2018 was $1.0 million, or adjusted loss per diluted share of $0.04, compared to adjusted net loss including noncontrolling interest of $2.7 million, or adjusted loss per diluted share of $0.12, for the second quarter of last year. The Company generated $6.9 million in adjusted EBITDA in the second quarter of fiscal 2018, compared to $4.7 million in the second quarter of last year.

Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2018 was $138.5 million, compared to $153.7 million in the second quarter last year. Pre-tax loss for the second quarter of fiscal 2018 was $6.9 million, compared to pre-tax loss of $4.3 million in the second quarter last year. Adjusted pre-tax loss for the second quarter of fiscal 2018 was $1.7 million, compared to adjusted pre-tax loss of $4.3 million in the second quarter last year.

Construction Segment - Revenue for the second quarter of fiscal 2018 was $77.9 million, compared to $83.1 million in the second quarter last year. Revenue for the second quarter of last year included approximately $14.0 million of equipment revenue associated with our aggressive selling efforts through alternative marketing channels for certain aged equipment inventory. Pre-tax income for the second quarter of fiscal 2018 was $0.9 million, compared to a pre-tax income of $0.6 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2018 was $1.2 million, compared to adjusted pre-tax income of $0.6 million in the second quarter last year.

International Segment - Revenue for the second quarter of fiscal 2018 was $52.4 million, compared to $41.5 million in the second quarter last year. The increase in revenue is primarily due to increased equipment revenue as the result of the build out of our footprint and availability of subvention funds in certain of our markets. Pre-tax income for the second quarter of fiscal 2018 was $0.3 million, compared to a pre-tax loss of $0.2 million in the second quarter last year.

Fiscal 2018 First Six Months Results
Revenue was $533.0 million for the first six months of fiscal 2018, compared to $563.2 million for the same period last year. Net loss including noncontrolling interest for the first six months of fiscal 2018 was $11.1 million, or $0.51 per diluted share, compared to $6.6 million, or $0.29 per diluted share, for the same period last year. On an adjusted basis, net loss including noncontrolling interest for the first six months of fiscal

2018 was $5.1 million, or $0.23 per diluted share, compared to $7.5 million, or $0.33 per diluted share, for the same period last year. The Company generated $8.5 million in adjusted EBITDA in the first six months of fiscal 2018, compared to $6.4 million in the same period last year.

Balance Sheet and Cash Flow
The Company ended the second quarter of fiscal 2018 with $57.5 million of cash. The Company’s inventory level increased to $517.5 million as of July 31, 2017, compared to $478.3 million as of January 31, 2017. This inventory increase includes a $45.3 million increase in equipment inventory, which reflects an increase in new equipment inventory of $70.4 million, partially offset by a $25.1 million, or 15.6%, decrease in used equipment inventory. The Company had $308.0 million outstanding floorplan payables on $741.0 million total discretionary floorplan lines of credit as of July 31, 2017, compared to $233.2 million outstanding floorplan payables as of January 31, 2017.

During the first six months of fiscal 2018, the Company repurchased $20.3 million face value amount of senior convertible notes with $19.3 million in cash. The Company has now retired $74.5 million, or approximately 50%, of the original face value amount of its senior convertible notes, during fiscal 2017 and the first six months of fiscal 2018, with $65.3 million in cash.

In the first six months of fiscal 2018, the Company’s net cash provided by operating activities was $66.9 million, compared to $60.4 million in the first six months of fiscal 2017. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $19.3 million in the first six months of fiscal 2018, compared to adjusted net cash provided by operating activities of $1.1 million in first six months of fiscal 2017.

Mr. Meyer concluded, "The overall Agriculture and Construction markets in our footprint continue to show soft demand, but the improvements we have made and continue to make to our operating structure have us well positioned to generate improved year over year adjusted bottom line and adjusted EBITDA results. In addition, our expected cash flow generation from operations in fiscal year 2018 combined with a solid balance sheet has positioned us to take advantage of strategic opportunities and to drive long-term profitability."

Updating Fiscal 2018 Modeling Assumptions
The Company's fiscal 2018 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture (1)	Down 10-15%	Down 10-15%
Construction (1)	Down 5-10%	Down 5-10%
International	Up 20-25%	Up 13-18%

Equipment Margin	7.0-7.5%	7.0-7.5%

Diluted EPS (2)	($0.15) - ($0.35)	Slightly Positive

(1) Includes impact of closed stores
(2) Exclusive of the anticipated charges associated with our restructuring activities

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 419-6603 from the U.S. International callers can dial (719) 325-4781. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 14, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 3080845.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as restructuring costs, long-lived asset impairments, gains or losses on the repurchase of senior convertible notes, gains on insurance recoveries, foreign currency remeasurement losses in Ukraine, and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2018, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2017	January 31, 2017
Assets
Current Assets
Cash	$57,526	$53,151
Receivables, net	63,698	60,082
Inventories	517,464	478,266
Prepaid expenses and other	10,465	10,989
Income taxes receivable	6,049	5,380
Total current assets	655,202	607,868
Noncurrent Assets
Intangible assets, net of accumulated amortization	4,960	5,001
Property and equipment, net of accumulated depreciation	160,613	156,647
Deferred income taxes	334	547
Other	1,312	1,359
Total noncurrent assets	167,219	163,554
Total Assets	$822,421	$771,422

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$16,331	$17,326
Floorplan payable	308,025	233,228
Current maturities of long-term debt	1,477	1,373
Customer deposits	20,769	26,366
Accrued expenses and other	28,918	30,533
Total current liabilities	375,520	308,826
Long-Term Liabilities
Senior convertible notes	70,975	88,501
Long-term debt, less current maturities	49,169	38,236
Deferred income taxes	3,263	9,500
Other long-term liabilities	8,769	5,180
Total long-term liabilities	132,176	141,417
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	244,522	240,615
Retained earnings	72,977	85,347
Accumulated other comprehensive loss	(2,774)	(4,783)
Total stockholders' equity	314,725	321,179
Total Liabilities and Stockholders' Equity	$822,421	$771,422

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Revenue
Equipment	$167,881	$173,301	$335,796	$358,175
Parts	55,580	58,336	112,163	115,845
Service	30,509	31,296	59,275	62,288
Rental and other	14,901	15,400	25,755	26,885
Total Revenue	268,871	278,333	532,989	563,193
Cost of Revenue
Equipment	154,729	160,906	310,246	331,230
Parts	39,103	41,118	79,460	81,619
Service	11,444	12,045	22,238	23,645
Rental and other	10,788	11,331	19,319	20,218
Total Cost of Revenue	216,064	225,400	431,263	456,712
Gross Profit	52,807	52,933	101,726	106,481
Operating Expenses	50,523	51,487	102,510	105,989
Restructuring Costs	5,549	24	7,893	271
Income (Loss) from Operations	(3,265)	1,422	(8,677)	221
Other Income (Expense)
Interest income and other income	682	612	1,460	749
Floorplan interest expense	(2,163)	(3,806)	(4,819)	(7,549)
Other interest expense	(2,464)	(2,777)	(4,584)	(3,770)
Loss Before Income Taxes	(7,210)	(4,549)	(16,620)	(10,349)
Benefit from Income Taxes	(2,024)	(1,847)	(5,502)	(3,789)
Net Loss Including Noncontrolling Interest	(5,186)	(2,702)	(11,118)	(6,560)
Less: Loss Attributable to Noncontrolling Interest	—	(182)	—	(356)
Net Loss Attributable to Titan Machinery Inc.	(5,186)	(2,520)	(11,118)	(6,204)
Net Loss Allocated to Participating Securities	99	51	222	117
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(5,087)	$(2,469)	$(10,896)	$(6,087)

Earnings (Loss) per Share - Diluted	$(0.24)	$(0.12)	$(0.51)	$(0.29)
Weighted Average Common Shares - Diluted	21,546	21,205	21,461	21,204

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2017	2016
Operating Activities
Net loss including noncontrolling interest	$(11,118)	$(6,560)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	12,268	12,828
Other, net	(2,961)	2,285
Changes in assets and liabilities
Inventories	(31,981)	13,644
Manufacturer floorplan payable	107,833	52,048
Other working capital	(7,164)	(13,810)
Net Cash Provided by Operating Activities	66,877	60,435
Investing Activities
Property and equipment purchases	(17,694)	(4,906)
Proceeds from sale of property and equipment	2,253	1,383
Other, net	78	(66)
Net Cash Used for Investing Activities	(15,363)	(3,589)
Financing Activities
Net change in non-manufacturer floorplan payable	(38,030)	(66,856)
Repurchase of senior convertible notes	(19,340)	(24,983)
Net proceeds from (payments on) long-term debt borrowings	10,278	(1,349)
Other, net	(482)	(2,204)
Net Cash Used for Financing Activities	(47,574)	(95,392)
Effect of Exchange Rate Changes on Cash	435	171
Net Change in Cash	4,375	(38,375)
Cash at Beginning of Period	53,151	89,465
Cash at End of Period	$57,526	$51,090

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2017	2016	% Change	2017	2016	% Change
Revenue
Agriculture	$138,545	$153,713	(9.9)%	$302,170	$332,520	(9.1)%
Construction	77,890	83,132	(6.3)%	141,310	161,133	(12.3)%
International	52,436	41,488	26.4%	89,509	69,540	28.7%
Total	$268,871	$278,333	(3.4)%	$532,989	$563,193	(5.4)%

Income (Loss) Before Income Taxes
Agriculture	$(6,882)	$(4,325)	(59.1)%	$(10,779)	$(8,083)	(33.4)%
Construction	930	626	48.6%	(1,703)	(1,418)	(20.1)%
International	283	(175)	261.7%	878	(692)	226.9%
Segment income (loss) before income taxes	(5,669)	(3,874)	(46.3)%	(11,604)	(10,193)	(13.8)%
Shared Resources	(1,541)	(675)	(128.3)%	(5,016)	(156)	n/m
Total	$(7,210)	$(4,549)	(58.5)%	$(16,620)	$(10,349)	(60.6)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Net Loss Including Noncontrolling Interest
Net Loss Including Noncontrolling Interest	$(5,186)	$(2,702)	$(11,118)	$(6,560)
Adjustments
Gain on Repurchase of Senior Convertible Notes	—	—	(40)	(2,102)
Debt Issuance Cost Write-Off	416	—	416	—
Restructuring Costs	5,549	24	7,893	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Total Adjustments	5,965	24	8,900	(1,636)
Less: Tax Effect of Adjustments (2)	1,941	9	3,116	(733)
Plus: Income Tax Valuation Allowance	200	—	200	—
Total Adjustments	4,224	15	5,984	(903)
Adjusted Net Loss Including Noncontrolling Interest	$(962)	$(2,687)	$(5,134)	$(7,463)

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(0.24)	$(0.12)	$(0.51)	$(0.29)
Adjustments (3)
Gain on Repurchase of Senior Convertible Notes	—	—	—	(0.10)
Debt Issuance Cost Write-Off	0.02	—	0.02	—
Restructuring Costs	0.25	—	0.36	0.01
Ukraine Remeasurement (1)	—	—	—	0.01
Interest Rate Swap Termination & Reclassification	—	—	0.03	—
Total Adjustments	0.27	—	0.41	(0.08)
Less: Tax Effect of Adjustments (2)	0.08	—	0.14	(0.04)
Plus: Income Tax Valuation Allowance	0.01	—	0.01	—
Total Non-GAAP Adjustments	0.20	—	0.28	(0.04)
Adjusted Earnings (Loss) per Share - Diluted	$(0.04)	$(0.12)	$(0.23)	$(0.33)

Loss Before Income Taxes
Loss Before Income Taxes	$(7,210)	$(4,549)	$(16,620)	$(10,349)
Adjustments
Gain on Repurchase of Senior Convertible Notes	—	—	(40)	(2,102)
Debt Issuance Cost Write-Off	416	—	416	—
Restructuring Costs	5,549	24	7,893	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Total Adjustments	5,965	24	8,900	(1,636)
Adjusted Loss Before Income Taxes	$(1,245)	$(4,525)	$(7,720)	$(11,985)

Loss Before Income Taxes - Agriculture
Loss Before Income Taxes	$(6,882)	$(4,325)	$(10,779)	$(8,083)
Restructuring Costs	5,194	32	6,672	(120)
Adjusted Loss Before Income Taxes	$(1,688)	$(4,293)	$(4,107)	$(8,203)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$930	$626	$(1,703)	$(1,418)
Restructuring Costs	252	(8)	338	13
Adjusted Income (Loss) Before Income Taxes	$1,182	$618	$(1,365)	$(1,405)

Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$283	$(175)	$878	$(692)
Ukraine Remeasurement (1)	—	—	—	195
Adjusted Income (Loss) Before Income Taxes	$283	$(175)	$878	$(497)

Adjusted EBITDA (Loss)
Net Loss Including Noncontrolling Interest	$(5,186)	$(2,702)	$(11,118)	$(6,560)
Adjustments
Interest Expense, Net of Interest Income	1,963	2,589	3,921	5,520
Benefit from Income Taxes	(2,024)	(1,847)	(5,502)	(3,789)
Depreciation and amortization	6,173	6,620	12,268	12,828
EBITDA (Loss)	926	4,660	(431)	7,999
Adjustments
Gain on Repurchase of Senior Convertible Notes	—	—	(40)	(2,102)
Debt Issuance Cost Write-Off	416	—	416	—
Restructuring Costs	5,549	24	7,893	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Total Adjustments	5,965	24	8,900	(1,636)
Adjusted EBITDA	$6,891	$4,684	$8,469	$6,363

Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by Operating Activities			$66,877	$60,435
Net Change in Non-Manufacturer Floorplan Payable			(38,030)	(66,856)
Adjustment for Constant Equity in Inventory			(48,116)	7,520
Adjusted Net Cash Provided By (Used for) Operating Activities			$(19,269)	$1,099

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our adjusted income (loss) and earnings (loss) per share calculations.  The Ukrainian hryvnia remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our adjusted amounts in future periods.

(2) The tax effect of adjustments was calculated using a 35% tax rate for all U.S. related items. That rate was determined based on a 35% federal statutory rate and no impact for state taxes given our valuation allowance against state deferred tax assets, including net operating losses. No tax effect was recognized for foreign related items as all adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets.

(3) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.